CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM


We consent to the references to our firm under the captions "Independent Registered Public Accounting Firms" and "Financial Statements" in the Lehman Brothers Reserve Liquidity Funds' Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement (Form N-1A, No. 811-21716), of our report dated May 14, 2008 on the financial statements and financial highlights of Money Market Master Series (one of the series constituting Institutional Liquidity Trust), included in the March 31, 2008 Annual Report to Shareholders of Institutional Liquidity Trust.


                                            /s/ Ernst & Young LLP
                                            ---------------------
                                            Ernst & Young LLP


Boston, Massachusetts
July 28, 2008